Exhibit 99.1

Timeline Terminates Limited Patent License Agreement with Microsoft

SEATTLE, WA – August 21, 2006 - Timeline, Inc. (OTC/BB: TMLN) announced that it has terminated a limited license to Microsoft Corporation (Nasdaq:MSFT) under Timeline’s patents.  In conjunction with the termination of the license, Timeline has filed a motion in federal district court in Seattle asking the court to add Microsoft as a defendant in Timeline, Inc. v. ProClarity Corp.

In the new complaint, Timeline alleges that Microsoft SQL Server infringes Timeline’s patents by creating databases for on line analytical processing (OLAP).  The new complaint also alleges that Microsoft breached the terms of a 1999 agreement that gave it a limited license under Timeline’s patents.  The scope of the license in the 1999 agreement was previously the subject of extensive litigation between the parties.  In 2002, a final decision of the Washington Court of Appeals held in Timeline’s favor.  That decision confirmed the license does not cover infringing combinations of non-Microsoft products and Microsoft products where the non-Microsoft product supplies a material element of the patent claim.

“The cash component paid by Microsoft under the 1999 agreement was only a portion of the total consideration,” said Charles Osenbaugh, CEO of Timeline.  “Microsoft failed to honor the limited scope of the license as decided by the Court of Appeals.  It also failed to comply with other important provisions of the agreement.  Because Microsoft has so clearly disregarded its obligations under the agreement, Timeline believes it is within its rights to terminate the license and seek damages for infringement of its patents.”

The grounds for termination and the reasons for bringing Microsoft into the case are set forth in greater specificity in papers filed with the Court.  Timeline is required to file them under seal until and unless the Court decides they can be unsealed.  Consequently, Timeline cannot comment beyond what is set out in this press release at this time.

Timeline is represented by Rohde & Van Kampen  P.L.L.C. and Susman Godfrey L.L.P. in this matter.

About Timeline
After 28 years of developing, marketing and supporting innovative software applications; Timeline, Inc. recently reorganized around a dedicated effort to license its intellectual property to the industry at large.  In 2005 it completed the sale of its European subsidiary and the assets of its applications line of business.  The company believed it was an inherent conflict of interest to market patented intellectual property to companies with which it competed on a day to day basis for end user software licensees.  By selling the applications business, the company is now solely focused on commercializing its patent portfolio.  This effort is intended to maximize shareholder value and to allow the benefits of its prior innovations to reach a far greater audience than was possible through its own limited resources.  Timeline can be reached at 206-357-8422 or on the web at www.tmln.com.  The vast majority of these patents involve the automation of building and using data marts and warehouses with structures optimized for analysis on data originally housed in source on line transaction data stores.  These ‘pioneer’ patents have been licensed to many of the thought leaders in analytic reporting including, among others, Oracle, Microsoft, Hyperion, Cognos, Group One, and Crystal (now Business Objects).

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NOTE:  Transmitted on Business Wire on August 21, 2006 at -3:30 a.m. PD.